NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2024
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 14, 2025) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2024, reporting net income of $82.1 million for the quarter and $290.5 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2024, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 7.74%, the daily average of the Secured Overnight Financing Rate for the fourth quarter of 2024 plus 300 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2024, will be paid on March 4, 2025. As always, dividends remain at the discretion of the board.

“The Bank was proud to engage with member financial institutions throughout the year by providing reliable liquidity and funding along with innovative programs to help them meet the unique needs of the communities they serve,” said President and CEO Timothy J. Barrett. “An increase in advances and net interest income contributed to our strong financial performance in 2024, which enabled us to allocate more than $35 million for the Affordable Housing Program and an additional $24.9 million for programs that help lower- and moderate-income homebuyers and support job creation and community development throughout New England.”

Fourth Quarter 2024 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, interest rates and members' demand for advances. During the fourth quarter of 2024, the Federal Open Market Committee (FOMC) lowered the target range for the federal funds rate by 50 basis points, to between 425 and 450 basis points. In December 2024, the difference between 10-year and 3-month U.S. Treasury yields became positive after being negative, or inverted, for 25 consecutive months.

Net income for the three months ended December 31, 2024, was $82.1 million, an increase of $30.6 million compared with net income of $51.5 million for the same period of 2023, primarily the result of an increase in net interest income after provision for credit losses of $46.0 million, partially offset by an increase in other expense of $8.4 million. These results led to a $9.1 million statutory contribution to the Bank's Affordable Housing Program for the quarter. In addition, the Bank made a voluntary contribution of $915,000 to the Affordable Housing Program and an $8.2 million contribution to our discretionary housing and community investment programs(5) for the quarter ended December 31, 2024.

Net interest income after provision for credit losses for the quarter ended December 31, 2024, was $125.6 million, compared with $79.6 million for the same period in 2023. The $46.0 million increase in net interest income after provision for credit losses was primarily driven by a $21.8 million favorable variance in net unrealized gains and losses on fair value hedge ineffectiveness, and a $12.2 million increase in mortgage-backed security net accretion, both attributable to an increase in intermediate- and long-term interest rates during the quarter ended December 31,

2024, due to yield curve steepening, compared to a decrease in intermediate- and long-term interest rates during the same period in 2023. In addition, the Bank had increases of $3.5 billion, $1.8 billion and $615.2 million in our average advances, average mortgage-backed securities, and average mortgage loan portfolios, respectively. These positive factors were partially offset by the negative impact of a decrease in short-term interest rates compared to the same period of 2023.

Net interest spread was 0.40% for the three months ended December 31, 2024, an increase of 28 basis points from the same period in 2023, and net interest margin was 0.70%, an increase of 21 basis points from the three months ended December 31, 2023. The increase in net interest spread and margin was primarily attributable to the improvement in net interest income after provision for credit losses discussed above, resulting from increases in intermediate- and long-term interest rates during the quarter.

December 31, 2024 Balance-Sheet Highlights

Total assets increased $4.9 billion, or 7.2%, to $72.0 billion at December 31, 2024, up from $67.1 billion at year-end 2023. Advances totaled $45.2 billion at December 31, 2024, an increase of $3.2 billion from year-end 2023. Total investments were $22.5 billion at December 31, 2024, an increase of $1.3 billion from $21.2 billion at the prior year end, driven primarily by growth in mortgage-backed securities. Mortgage loans totaled $3.7 billion at December 31, 2024, an increase of $619.8 million from year-end 2023 as mortgage sales to the Bank increased.

Total capital at December 31, 2024, was $3.9 billion, an increase of $314.2 million from $3.5 billion at year-end 2023. During 2024, capital stock increased by $152.7 million, primarily attributable to the increase in advances. Total retained earnings grew to $1.9 billion during 2024, an increase of $122.0 million, or 6.8%, from December 31, 2023. Of this amount, restricted retained earnings(3) totaled $509.2 million at December 31, 2024. Accumulated other comprehensive loss totaled $255.0 million at December 31, 2024, an improvement of $39.5 million from accumulated other comprehensive loss as of December 31, 2023.

The Bank was in compliance with all regulatory capital ratios at December 31, 2024, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2024.(1)

2024 Annual Operating Highlights

Net income increased $33.2 million to $290.5 million for the year ended December 31, 2024, from $257.3 million for 2023. The increase in net income was primarily due to an increase of $58.1 million in net interest income after provision for credit losses, partially offset by a $12.0 million increase in expenses related to our discretionary housing and community investment programs(5), and a $4.1 million increase in compensation and benefits expense.

Net interest income after provision for credit losses for the year ended December 31, 2024, was $433.3 million, compared with $375.2 million for 2023. The $58.1 million increase in net interest income after provision for credit losses was primarily driven by a $19.9 million favorable variance in net unrealized gains and losses on fair value hedge ineffectiveness, attributable to net increases in intermediate- and long-term interest rates during the year ended December 31, 2024, that were greater than the net increases in intermediate- and long-term interest rates during 2023, and increases of $2.0 billion and $511.1 million in our average mortgage-backed securities and average mortgage loan portfolios, respectively.

Net interest spread was 0.29% for the year ended December 31, 2024, an increase of 8 basis points from the same period in 2023, and net interest margin was 0.63%, an increase of 8 basis points from the year ended December 31, 2023. The increase in net interest spread and margin was primarily attributable to the improvements in net interest income after provision for credit losses discussed above, resulting from net increases in intermediate- and long-term interest rates during the year.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	12/31/2024	9/30/2024	12/31/2023
ASSETS
Cash and due from banks	$5,149	$50,242	$53,412
Advances	45,163,175	42,006,806	41,958,583
Investments (2)	22,499,068	26,137,824	21,167,632
Mortgage loans held for portfolio, net	3,679,150	3,543,560	3,059,331
Other assets	646,424	658,409	903,316
Total assets	$71,992,966	$72,396,841	$67,142,274

LIABILITIES
Consolidated obligations, net	$66,738,675	$67,279,657	$62,249,289
Deposits	877,081	765,831	922,879
Other liabilities	524,365	543,995	431,492

CAPITAL
Class B capital stock	2,195,167	2,161,471	2,042,453
Retained earnings - unrestricted	1,403,455	1,380,713	1,339,546
Retained earnings - restricted (3)	509,245	492,833	451,154
Total retained earnings	1,912,700	1,873,546	1,790,700
Accumulated other comprehensive loss	(255,022)	(227,659)	(294,539)
Total capital	3,852,845	3,807,358	3,538,614
Total liabilities and capital	$71,992,966	$72,396,841	$67,142,274

Total regulatory capital-to-assets ratio	5.7%	5.6%	5.7%
Ratio of market value of equity (MVE) to par value of capital stock (4)	167%	171%	170%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2024	12/31/2023	12/31/2024	9/30/2024	12/31/2023

Total interest income	$3,622,609	$3,450,719	$886,102	$911,873	$859,198
Total interest expense	3,189,127	3,075,410	760,504	822,086	779,566
Net interest income	433,482	375,309	125,598	89,787	79,632
Net interest income after provision for credit losses	433,286	375,232	125,598	89,791	79,640
Other income	12,447	14,804	1,144	5,483	4,733
Operating expense	80,945	74,755	22,297	19,652	20,241
Federal Housing Finance Agency and Office of Finance	9,902	10,438	2,950	2,366	2,300
AHP voluntary contribution	2,767	2,000	915	507	—
Discretionary housing and community investment programs (5)	24,906	12,928	8,233	4,567	3,571
Other expense	4,436	3,975	1,158	1,093	1,058
AHP assessment	32,322	28,648	9,129	6,720	5,733
Net income	$290,455	$257,292	$82,060	$60,369	$51,470

Performance Ratios: (6)
Return on average assets	0.42%	0.37%	0.45%	0.34%	0.31%
Return on average equity (7)	7.99%	7.33%	8.69%	6.57%	6.03%
Net interest spread	0.29%	0.21%	0.40%	0.19%	0.12%
Net interest margin	0.63%	0.55%	0.70%	0.52%	0.49%

(1)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 15, 2024 (the 2023 Annual Report).
(2)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(3)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2023 Annual Report.
(4)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2023 Annual Report.
(5)    We have certain discretionary subsidized advance and grant programs, including our Jobs for New England, Housing Our Workforce, Lift Up Homeownership, CDFI Advance, and permanent rate buydown programs. For additional information see Item 1 — Business — Targeted Housing and Community Investment Programs in the 2023 Annual Report and Item 2 — Management's Discussion and Analysis of Financial Condition and Results of Operations in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” "expectations," “anticipates,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including the United States’ credit rating and its effect on the Bank); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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